EXHIBIT 10.2
OSI PHARMACEUTICALS, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
(Effective July 1, 2007)
Article 1.
PURPOSE
     OSI Pharmaceuticals, Inc. (the “Company”) has established the OSI Pharmaceuticals, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) for the benefit of the members of the Board of Directors of the Company (the “Board”) and a select group of management and highly compensated Employees of the Company and certain affiliates (collectively, the “Select Employees”). The Board approved the Plan on April 19, 2007, with respect to pay received on or after July 1, 2007. The Company intends that the Plan shall be treated as an unfunded plan for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and as a plan for a select group of management and highly compensated employees for purposes of ERISA. Certain capitalized terms are defined in ARTICLE 10 of this plan.
Article 2.
ELIGIBILITY AND PARTICIPATION
     Eligibility to participate in the Plan shall be limited to members of the Board of Directors of the Company (collectively, “Directors”) and to Select Employees who are designated by the Deferred Compensation Committee of the Board (the “Committee”) to participate in the Plan (hereafter, each an “Eligible Person”). An Eligible Person may elect to defer a portion of Base Compensation, Bonus and Other Cash Compensation (as defined below) payable with respect to services to be performed as a Select Employee or Director by making a deferral election as further provided in Section 3.1.
Article 3.
ELECTIVE DEFERRALS
     3.1 Deferral Election
     An Eligible Person may make a deferral election with respect to an upcoming calendar year pursuant to the provisions of this Section 3.1. Any deferral election and any revocation of the election permitted under this Plan shall be made in the manner specified by the Plan Administrator and may be subject to guidelines of the Plan Administrator including, but not limited to establishing a minimum deferral amount for participation.

          (a) Compensation Deferral
          A Select Employee may elect to defer up to 80% of his or her Base Compensation payable during an upcoming calendar year, and a Director may elect to defer up to 100% of his or her Director Fees payable during an upcoming calendar year, by completing and filing an election with the Plan Administrator during the enrollment period established by the Plan Administrator for deferral of such Base Compensation or Director Fees and noting the timing and form of payment of such deferral. Except as set forth in Section 3.1(c) below, the enrollment period shall end no later than December 31st of the then-current year for deferrals in the upcoming calendar year. The Base Compensation or Directors Fees deferral election may be revoked in writing up to the end of the applicable enrollment period by submitting a revocation to the Plan Administrator by that date. Except as provided in Sections 4.4 and 4.5, a Base Compensation or Director Fees deferral election shall become irrevocable as of the close of the enrollment period applicable to the Base Compensation or Directors Fees. The Eligible Person shall set forth the amount to be deferred as a full percentage, or, if approved by the Committee, dollar amount, of Base Compensation or Directors Fees payable during the calendar year.
          (b) Bonus and Other Cash Compensation Deferrals
          An Eligible Person may elect to defer up to 95% of his or her Bonus, and, subject to the approval of the Committee, up to 100% of his or her other non-salary cash compensation (“Other Cash Compensation”), if any, payable with respect to the upcoming calendar year, by completing and filing an election with the Plan Administrator during the enrollment period established by the Plan Administrator for deferral of that Bonus and noting the timing and form of payment of such deferral. In the case of a performance-based Bonus (within the meaning of Section 409A of the Code), the enrollment period shall end no later than the date that is six (6) months prior to the end of the performance measurement period to which such Bonus relates and, in the case of a Bonus that is not performance-based, except as provided in Section 3.1(c) below, no later than December 31st of the calendar year prior to the calendar year to which the Bonus relates.
          Except as provided in Sections 4.4 and 4.5, a Bonus or Other Cash Compensation deferral election shall become irrevocable as of the close of the enrollment period applicable to the Bonus or Other Cash Compensation. The Bonus or Other Cash Compensation deferral election may be revoked in writing up to the end of the applicable enrollment period by submitting a revocation to the Plan Administrator by that date. The Eligible Person shall set forth the amount to be deferred as a full percentage, or if approved by the Committee, dollar amount, of the Bonus or Other Cash Compensation payable during the upcoming calendar year.
          (c) First-Year Participation
          If an Eligible Person first becomes eligible to participate in the Plan during a calendar year and has never previously participated in an account-

based deferred compensation plan with the Company, any Participating Employer or certain affiliates (a “Newly Eligible Person”), then notwithstanding the general requirement stated in Sections 3.1(a) or 3.1(b), as applicable, that the election be completed and submitted before the calendar year of commencement (but in accordance with all other applicable provisions of Sections 3.1(a) and 3.1(b)), an election may be submitted to the Plan Administrator within thirty (30) days after the Participant first becomes a Newly Eligible Person. However, such election shall be effective only with respect to Base Compensation or Directors Fees, as applicable, Bonus and Other Cash Compensation earned and payable following submission of the election to the Plan Administrator. Where an Eligible Person has ceased being eligible to participate in the Plan (other than through the accrual of earnings) and later becomes eligible to participate in the Plan after a period of twenty-four (24) months or more since the last date of his or her eligibility, he or she shall again be treated as a Newly Eligible Person for the purposes of this Section 3.1(c).
          (d) Net Deferral Affected by 401(k) Deferrals and Other Pay Deductions
          In determining the actual amount of Base Compensation or Directors Fees, as applicable, Bonus and Other Cash Compensation to be credited to a Participant’s Annual Account, the total deferral election amount for the calendar year shall be reduced by the following amounts but only to the extent necessary to cover these contributions or the withholding obligation: (i) any elective deferrals contributed by the Participant for such year under the OSI Pharmaceuticals, Inc. Saving and Investment Plan (or any other 401(k) plan maintained by a Participating Employer); (ii) contributions by the Participant for such year to any flexible spending account, health savings account, cafeteria plan or similar arrangement; and (iii) Federal Insurance Contribution Act (“FICA”) amounts withheld from the Participant’s pay for such year. Accordingly, only the net deferral shall be credited under this Plan in a calendar year.
     3.2 Application of Election and Vesting
     An election for the deferral of Base Compensation or Directors Fees, as applicable, and the deferral of Bonus and Other Cash Compensation must be completed for each calendar year with respect to which amounts are deferred under the Plan, in accordance with this ARTICLE 3. A Participant shall at all times be 100% vested in his or her elective deferrals of Base Compensation, Directors Fees, Bonus and Other Cash Compensation and any earnings thereon.
     3.3 Effect of Employment Termination
     If a Participant ceases to be an Eligible Person at a time when he or she has in effect for the calendar year one or more deferral elections, the deferral election or elections shall terminate with respect to any amount not yet paid at the time the individual ceases to be an Eligible Person. Amounts already deferred into the Participant’s Account shall remain so credited and shall be distributed in accordance with the terms of this Plan.
     3.4 Company Contributions and Vesting
     The Company may elect to make discretionary contributions at any time, based on individual or overall corporate performance. Such contributions will be subject to a vesting schedule as selected by the Company at the time of the contribution.
Article 4.
PAYMENT OF DEFERRED COMPENSATION
     4.1 Selecting the Payment Commencement Date
          (a) Subject to the provisions of ARTICLE 6, payment of the applicable Annual Account shall be made on the date or dates set forth on the Participant’s deferral election, but in no event earlier than two (2) years after the end of the calendar year in which the deferral was made.
          (b) Notwithstanding any provision to the contrary in this ARTICLE 4, if an Eligible Person experiences a Separation from Service prior to attainment of the Retirement Age or suffering a Disability, and prior to complete distribution of his or her Account, then the portion of the Account remaining unpaid as of the Participant’s Termination Date shall be paid in a single lump sum as soon as practicable following the Termination Date, except as provided in Section 4.1(c) hereof and except that in the case of a “specified employee” (as such term is defined under Section 409A(2)(B) of the Code), the payment shall not be made earlier than the six (6) month anniversary of the Participant’s Termination Date.
          (c) Notwithstanding any provision to the contrary in this ARTICLE 4, if an Eligible Person who designated payment to be made pursuant to a series of annual installments experiences a Separation from Service on or after attaining Retirement Age or suffering a Disability, his or her Account shall be distributed in accordance with the installment schedule; provided, however, that if the series of annual installments with respect to any Annual Account was scheduled to begin on a date other than upon the Eligible Person’s Separation from Service after attaining Retirement Age and such installments have not commenced by the Participant’s Termination Date, then such Annual Account shall be paid in a single lump sum as soon as practicable following the Termination Date, except that in the case of a “specified employee” (as such term is defined under Section 409A(2)(B) of the Code), the payment shall not be made earlier than the six (6) month anniversary of the Participant’s Termination Date.
          (d) Notwithstanding anything to the contrary in the Plan, if any portion of a Participant’s Account remains unpaid at the time of his or her death, payment shall be made in accordance with the provisions of Sections 6.1 and 6.2, and this ARTICLE 4 shall be inapplicable to such payment.
     4.2 Method of Payment
          (a) In each deferral election completed and submitted, the Eligible Person also shall select the method of payment for distribution of all or the applicable portion of his or her Annual Account under the Plan, from one of the following methods:
               (i) A single lump sum; or
               (ii) A series of annual installments for between two (2) and fifteen (15) consecutive years, as elected by the Eligible Person.
          (b) If the method of payment is a series of annual installments, the amount of each installment shall equal the value of the Participant’s Annual Account as of the last Valuation Date preceding the installment payment, divided by the number of installment payments remaining in the series. Notwithstanding the foregoing, if a Participant’s Account balance is less than the applicable dollar amount under Code Section 402(g)(i)(B) for such year, his or her Account shall be distributed in a single lump sum.
          (c) An Eligible Person may elect to receive a distribution from his or her Annual Account following a Change in Control. In such case, his or her Account shall be distributed in a single lump sum.
          (d) If a method of payment under this Section 4.2 is not established at the time an Eligible Person submits his or her initial deferral election form, the payment method of his or her Annual Account shall be in a single lump sum. All payments under the Plan shall be in the form of cash.
     4.3 Change of Method or Timing of Payment
     Subject to approval of the Plan Administrator, a Participant may change his or her election as to the method or timing of payment for each deferral election under this ARTICLE 4, contingent on the following requirements having been satisfied:
          (a) the change must be made in the manner designated by the Plan Administrator;
          (b) the change must be made at a time when the Participant is still an Eligible Person, and must be consistent with Sections 4.1, 4.2 and 4.3;
          (c) the change must be made at least twelve (12) months prior to the date of the payment that is subject to the change;

          (d) the change must delay the payment date or, in the case of installments, each of the payment dates by at least five (5) years;
          (e) an election to receive a payment after a Separation from Service on or after attaining Retirement Age or suffering a Disability shall be irrevocable; and
          (f) one election shall govern all balances for deferrals (and earnings thereon) made in a given calendar year.
     4.4 Unforeseen Emergency
     The Plan Administrator may, in its sole discretion, make distributions to a Participant from his or her Account prior to the date that amounts would otherwise become payable if the Plan Administrator determines that the Participant has incurred an Unforeseeable Emergency. The amount of any such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs created by the Unforeseeable Emergency, plus the amount necessary to pay the taxes thereon, after taking into account reimbursement from insurance and liquidation of the Participant’s available assets (including any additional compensation available to the Participant in the event that his or her deferral election under the Plan is cancelled pursuant to this Section).
     In addition, the Plan Administrator in its discretion may at any time cancel a deferral election with respect to the remainder of the amount to be deferred under such deferral election upon determining that the Participant has suffered an Unforeseeable Emergency. The next deferral election made by a Participant following the cancellation of his or her deferral election due to an Unforeseeable Emergency shall be treated as an initial deferral election, subject to the requirements of ARTICLE 3 and this ARTICLE 4.
     4.5 Effect on this Plan of a 401(k) Plan Hardship Withdrawal
     To the extent required to comply with Treasury Regulation §1.401(k)-1(d)(3)(iv)(E)(2), or any amendment or successor thereto, a Participant’s “elective and employee contributions” (within the meaning of such Treasury Regulation) under this Plan shall be terminated following the Participant’s receipt of a hardship distribution made in reliance on such Treasury Regulation from any plan containing a cash or deferred arrangement under Section 401(k) of the Code maintained by the Company or a related party within the provisions of subsections (b), (c), (m) or (o) of Section 414 of the Code. The deferral election under the Plan made by the Participant next following the termination of his or her deferral election due to receipt of a hardship distribution shall be subject to the requirements of ARTICLE 3 and this ARTICLE 4.

Article 5.
PLAN ACCOUNTS
     5.1 Accounts
     Bookkeeping deferral election Accounts shall be established and maintained by the Plan Administrator for each Participant in which shall be recorded the amounts deferred by the Participant under the Plan for each deferral election (credited as of the date that they would otherwise be currently payable).
     5.2 Investment Performance
     A Participant’s Account shall be treated as invested in such investment options as are made available by the Plan Administrator, and adjusted to reflect increases or decreases thereon.
     5.3 Valuation Date
     A Participant’s Account shall be valued as of December 31st of each year, on the last day of the month in which the Participant ceases to be an Eligible Person and as of each distribution payment date, at which point credits under Section 5.2 shall be made with respect to the Account balance remaining in the Plan as of the Valuation Date. The Company also may establish such other date or dates as Valuation Dates with respect to all Accounts, particular investments in the Accounts or particular Accounts with respect to which payment or another transaction is to occur.
Article 6.
DEATH AND DISABILITY DISTRIBUTIONS
     6.1 Death Distributions
     Each Participant may designate a Beneficiary to receive payment of his or her Account balance in the event of his or her death. Each Beneficiary designation: (i) shall be made on a form filed in the manner prescribed by the Plan Administrator, (ii) shall be effective when, and only if made and filed in such manner during the Participant’s lifetime, and (iii) upon such filing, shall automatically revoke all previous Beneficiary designations. Upon the death of a Participant, the full amount of the Participant’s Account (or the remaining amount of the Account in the event that installment payments have commenced) shall be paid to the Participant’s Beneficiary in a single lump sum as soon as administratively practicable following the date that the Company is notified of the Participant’s death. Payment shall be made in cash.
     6.2 Failure to Designate Beneficiary
     If the payments to be made pursuant to this Section are not subject to a valid Beneficiary designation at the time of the Participant’s death (because of the

Participant’s failure to file a valid Beneficiary designation or because the designated Beneficiary predeceased the Participant or for any other reason), the estate of the Participant shall be the Beneficiary. If a Beneficiary designated by the Participant to receive all or any part of the Participant’s Account dies after the Participant but before complete distribution of that portion of the Account, and at the time of the Beneficiary’s death there is no valid designation of a contingent Beneficiary, the estate of such Beneficiary shall be the Beneficiary of the portion in question.
Article 7.
CLAIMS PROCEDURE
     7.1 Initial Claim
     If a Participant believes he or she is entitled to payments under the Plan which have not been paid or have been paid in a lesser amount, the Participant may submit a written claim to Attention: Deferred Compensation Committee, OSI Pharmaceuticals, Inc., 41 Pinelawn Road, Melville, New York 11747. If the Deferred Compensation Committee determines that the claim should be denied, written notice of the decision shall be furnished to the Participant within a reasonable period of time. This notice shall set forth in clear and precise terms the specific reasons for the denial, specific reference to pertinent Plan provisions on which the denial is based, a description of additional material or information necessary for the Participant to perfect the claim, and an explanation of the Plan’s review procedure. The written notice shall be given to the Participant within ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim, in which case a decision shall be rendered and written notice furnished within one hundred eighty (180) days after receipt of the claim. A written notice of such extension of time indicating the special circumstances and expected date of decision shall be furnished to the Participant within the initial ninety (90) day period.
     7.2 Claims Appeal
     The Participant may, within sixty (60) days after receiving notice denying the claim, request a review of the decision by written application to the Company. The Participant may also review pertinent documents and submit issues and comments in writing. A written decision on the appeal shall be made by the Company not later than sixty (60) days after receipt of the appeal, unless special circumstances require an extension of time, in which case a decision shall be rendered within a reasonable period of time, but in no event later than one hundred twenty (120) days after receipt of the appeal. A written notice of such extension of time shall be furnished to the Participant before such extension begins. The decision shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent Plan provisions on which the decision is based. The decision shall be final. The Participant’s Beneficiary also may use the claim procedures set forth in this ARTICLE 7.

Article 8.
MANAGEMENT AND ADMINISTRATION
     8.1 Administration
     The Company shall serve as the Plan Administrator. The Plan Administrator shall have the full power and authority to control and manage the operation and administration of the Plan, including the authority, in its sole discretion: (a) to promulgate and enforce such rules and regulations as deemed necessary or appropriate for the administration of the Plan; (b) to interpret the Plan consistent with the terms and intent thereof; and (c) to resolve any possible ambiguities, inconsistencies and omissions in the Plan. All such actions shall be in accordance with the terms and intent of the Plan.
     The Company may designate, by written instrument acknowledged by the parties, one or more persons to carry out its fiduciary responsibilities as Plan Administrator. To the extent of any such delegation, the delegate shall become the Plan Administrator responsible for the matters assigned by the Company, and references to the Company in such capacity shall apply instead to the delegate. Additionally, the Company may assign any of its responsibilities to specific persons who are directors, officers, or employees of the Company, or a committee composed of such persons, in order to execute its actions as the Plan Administrator. Any action by the Company assigning any of its responsibilities to specific persons who are directors, officers, or employees of the Company, or a committee composed of such persons, shall not constitute delegation of the Company’s responsibility as Plan Administrator, but rather shall be treated as the manner in which the Company has determined internally to discharge such responsibility. One such assignment is hereby made to the Deferred Compensation Committee, who shall have the power on behalf of the Company to execute Plan documents, trust agreements or other contracts relating to the Plan or Plan administration, and who shall serve generally as the Plan Administrator.
     The Plan Administrator may engage the services of accountants, attorneys, actuaries, consultants and such other professional personnel as deemed necessary or advisable to assist them in fulfilling responsibilities of the Plan Administrator under the Plan. The Plan Administrator, and its delegates and assistants, shall be entitled to act on the basis of all tables, valuations, certificates, opinions and reports furnished by such professional personnel.
     8.2 Amendment and Termination of the Plan
     The Company may, in its sole discretion, amend, modify or terminate this Plan at any time or from time to time, in whole or in part, and for any reason. However, no amendment shall reduce the amount accrued in any Account as of the date of such amendment. The Company may terminate the Plan with respect to the Participants employed or formerly employed by the Company, as follows:

          (a) Partial Termination
          The Company may partially terminate the Plan by instructing the Plan Administrator not to accept any additional deferral elections under this Plan. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to deferral elections properly completed and filed prior to the effective date of such partial termination.
          (b) Complete Termination
          The Company may completely terminate the Plan by instructing the Plan Administrator not to accept any additional deferral elections, and by terminating all existing Plan deferrals. In the event of complete termination, the Plan shall cease to operate and, to the extent permitted by Section 409A of the Code, the Plan Administrator shall distribute each Account to the appropriate Participant.
Article 9.
GENERAL PROVISIONS
     9.1 Alienation of Benefits
     No Account payable under the Plan shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance. Neither the Company nor the Plan shall in any manner be liable for or subject to the debts or liabilities of any person entitled to payment under the Plan. Notwithstanding the foregoing, if the Plan Administrator receives a Domestic Relations Order with respect to a Participant, upon determination of the validity of such Domestic Relations Order, the Plan Administrator shall use all or a portion of the Participant’s Account to satisfy the obligations therein.
     9.2 Overpayments
     If any overpayment of an Account is made under the Plan, (a) the amount of the overpayment may be set off against further amounts payable to or on account of the person who received the overpayment until the overpayment has been recovered in full, or (b) the recipient shall be required to return the amount of the overpayment to the Plan Administrator. The foregoing remedy is not intended to be exclusive.
     9.3 FICA Obligation
     An Eligible Person’s deferrals of Base Compensation, Bonus and Other Cash Compensation payments are subject to taxation under FICA. The Plan Administrator, without the Eligible Person’s consent, shall withhold the FICA taxes payable by the Eligible Person with respect to these amounts from such Eligible

Person’s Base Compensation, Bonus and Other Cash Compensation payments that are not deferred.
     9.4 Withholding Taxes
     The Company and the Plan Administrator shall withhold such taxes and make such reports to governmental authorities as they reasonably believe to be required by law.
     9.5 Distributions to Minors and Incompetents
     If the Plan Administrator determines that any Participant or Beneficiary receiving or entitled to receive payment of an Account under the Plan is incompetent to care for his or her affairs, and in the absence of the appointment of a legal guardian of the property of the incompetent, payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee or other legal representative) may be made to the spouse, parent, brother or sister or other person, including a hospital or other institution, deemed by the Plan Administrator to have incurred or to be liable for expenses on behalf of such incompetent. In the absence of the appointment of a legal guardian of the property of a minor, any minor’s share of an Account under the Plan may be paid to such adult or adults as in the opinion of the Plan Administrator have assumed the custody and principal support of such minor.
     The Plan Administrator, however, in its sole discretion, may require that a legal guardian for the property of any such incompetent or minor be appointed before authorizing the payment of the Account in such situations. Benefit payments made under the Plan in accordance with determinations of the Plan Administrator pursuant to this Section 9.5 shall be a complete discharge of any obligation arising under the Plan with respect to such Benefit payments.
     9.6 No Right to Employment
     Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of the Company or to interfere with the right of the Company to demote, discharge or discipline any Employee at any time without regard to the effect that such demotion, discharge or discipline may have upon the Employee under the Plan.
     9.7 Unfunded Plan
     The Plan shall be an unfunded, unsecured obligation of the Company. The Company shall not be required to segregate any assets to provide payment of Accounts, and the Plan shall not be construed as providing for such segregation. Any liability of the Company to any Participant or Beneficiary with respect to the payment of Accounts shall be based solely upon any contractual obligations created by the Plan. Any such obligation shall not be deemed to be secured by any pledge or other encumbrance or any property of the Company.
     9.8 Trust Fund
     At its discretion, the Company may establish one or more irrevocable rabbi trusts for the purpose of assisting in the payment of Accounts, provided the establishment of such a trust is not in connection with a change in the financial health of the Company within the meaning of Section 409A of the Code. Any assets of the Company transferred to such trusts shall not be diverted to the Company, except in the event of the Company’s bankruptcy or insolvency. To the extent payments provided for under the Plan are made from any such trust, the Company shall not have any further obligation to make such payments. The establishment and maintenance of any such trust shall not alter the nature of Accounts under the Plan as unfunded and unsecured.
     The provisions of the Plan shall govern the rights of Participants to receive distributions pursuant to the Plan. The provisions of the trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the trust.
     9.9 Change in Control; Merger or Other Reorganization
     The Company may assign its obligations under this Plan to a successor, whether by merger, consolidation, asset sale or other business reorganization or transaction (“Business Transaction”) to the extent such assignment would not give rise to imposition of the additional tax under Section 409A of the Code.
     9.10 Miscellaneous
          (a) Construction
          Unless the contrary is plainly required by the context, wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the female gender, and vice versa, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form, and vice versa. Furthermore, the terms of this Plan shall be construed in accordance with Section 409A of the Code so as to avoid the imposition of the penalty tax under Section 409A, and, in the event of any inconsistency between the Plan and Section 409A of the Code, Section 409A shall control.
          (b) Severability
          If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan,

and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in it.
          (c) Titles and Headings Not to Control
          The titles to Articles and the headings of Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than the titles or headings, shall control.
          (d) Complete Statement of Plan
          This document is a complete statement of the Plan. The Plan may be amended, modified or terminated only in writing and then only as provided herein.
     9.11 Governing Law
     The Plan shall be governed by ERISA, and to the extent not preempted by ERISA, the laws of the State of New York without regard to its choice of law provisions.
Article 10.
DEFINITIONS
     In addition to those definitions set forth in ARTICLE 1 or otherwise in the text of this Plan, the following terms shall have the meaning assigned below in this ARTICLE 10:
     10.1 “Account” means all Annual Accounts established under the Plan, which reflects all amounts deferred or contributed under the Plan and allocable returns and losses under ARTICLE 5 of the Plan.
     10.2 “Annual Account” means the book entry sub-account established under the Plan for each Participant for a given calendar year, which reflects all amounts deferred or contributed under the Plan for such calendar year and returns and losses attributable to such deferrals under ARTICLE 5 of the Plan.
     10.3 “Base Compensation” means, a Select Employee’s base pay payable with respect to services rendered during the calendar year (but excluding any amounts paid for employment taxes and remittances to pay premiums under any Company welfare benefit plan), less the elective deferral limit applicable under Code Section 402(g).
     10.4 “Beneficiary” means the person or persons designated by a Participant to receive payment of the amounts provided in the Plan, in accordance with ARTICLE 6, in the event of his or her death.

     10.5 “Bonus” means, with respect to an Eligible Person, the Eligible Person’s annual incentive bonus payable with respect to services for a calendar year, but, for the avoidance of doubt, shall not include any bonus payable on account of a Participant’s initial employment with the Company.
     10.6 “Change in Control” shall have the meaning provided in Section 409A of the Code and the rules and regulations thereunder.
     10.7 “Deferred Compensation Committee” means a committee of two or more employees of the Company designated from time to time by the Plan Administrator.
     10.8 “Director Fees” means, a Director’s annual director fees payable with respect to services rendered during the calendar year (but excluding any amounts paid for employment taxes and remittances to pay premiums under any Company welfare benefit plan), less the elective deferral limit applicable under Code Section 402(g).
     10.9 “Disability” means a termination of employment as a result of the fact that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can reasonably be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months.
     10.10 “Domestic Relations Order” means a judgment, decree or order (including approval of a property settlement agreement) which relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant and is made pursuant to a state domestic relations law (including community property law).
     10.11 “Employee” means a common law employee of (i) the Company, (ii) a Participating Employer or (iii) any other employer treated as a single employer with the Company under Section 409A of the Code.
     10.12 “Participant” means a current or former Eligible Person who has an Account under the Plan.
     10.13 “Participating Employer” means the Company and all entities which are part of the same “controlled group” as the Company, as determined under Sections 414(b) or (c) of the Code, provided such an entity has adopted the Plan in writing with the consent of the Board. Non-United States entities or subsidiaries shall not be treated as part of the controlled group for this purpose. A business entity shall be treated as a Participating Employer only while a member of the controlled group that includes the Company.
     10.14 “Plan Administrator” means the Company, or if so appointed by the Company, the Deferred Compensation Committee.

     10.15 “Retirement Age” means the earlier of the attainment of age 55 or 15 years of service with the Company.
     10.16 “Separation from Service” means termination of a Participant’s status as an Employee or Director by reason of retirement, Disability, resignation, discharge, or death. A transfer of employment with an affiliate treated as a single employer with the Company and the Participating Employers under Section 409A of the Code (which shall for these purposes include non-United States entities or subsidiaries that would otherwise be treated as part of the controlled group) shall not be treated as a Separation from Service.
     10.17 “Termination Date” means the date the Participant has a Separation from Service.
     10.18 “Unforeseeable Emergency” means one or more of the following events: (a) a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant; (b) a loss of the Participant’s property due to casualty; or (c) other similar and extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Plan Administrator.
     10.19 “Valuation Date” means the date or dates as of which Accounts are valued, as set forth in Section 5.3.
*      *      *      *      *
     To reflect the approval of the Plan by the Board on April 19, 2007, the authorized officer hereby executes this Plan document on behalf of the Company.

OSI PHARMACEUTICALS, INC.
By:	/s/ Barbara A. Wood
Name:	Barbara A. Wood
Title:	Vice President, General Counsel and Secretary

ERISA ALTERNATIVE COMPLIANCE STATEMENT

TO:	Top Hat Plan Exemption
Pension and Welfare Benefits Administration
Room N-5644
U.S. Department of Labor
200 Constitution Avenue NW
Washington, DC 20210

FROM:	OSI Pharmaceuticals, Inc.
41 Pinelawn Road
Melville, New York 11747

Employer Identification Number: 13-3159796
     This statement is meant to comply with the requirements of 29 C.F.R.2520.104-23, alternative method of compliance for pension plans for certain selected employees.
     The above employer maintains one plan primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees.
     The number of employees and Directors eligible for the plan is 54 as of July 1, 2007.
     Date Plan Effective: July 1, 2007

OSI PHARMACEUTICALS, INC.
By:
Name:	Michael G. Atieh
Title:	Executive Vice President and Chief Financial Officer